UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2012

OSL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-108690	98-0441032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1710 First Avenue New York, NY 10028
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-419-4900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 17, 2012, Eli Feder submitted to OSL Holdings Inc. (the “Company”) a resignation letter pursuant to which he resigned as the President of the Company, effective immediately.  Mr. Feder will remain in his current positions with the Company as Chief Executive Officer.

On the same day, the Company’s Board of Directors (the “Board”) appointed Robert Rothenberg as the Company’s President, effective immediately. Mr. Rothenberg, 41, will perform the services and duties that are normally and customarily associated with the President position as well as other associated duties as our Board and or Chief Executive Officer reasonably determine.

Mr. Rothenberg brings to the Company over 20 years of marketing and sales experience as an integrated marketer, brand strategist, operations and business development professional. He joins us from LSF Interactive where he was a Managing Director and LSF Network where he was the Executive Vice President of Strategy and Operations, serving in both roles since January 2010.  During that time Mr. Rothenberg was in charge of agency operations for SEM (search engine marketing PPC), display and other online media buying channels, web design and development and providing overarching strategy as well as tactical execution for large client engagements. Prior to that, he was Managing Director at Unreal Marketing Solutions, Inc. from 2007 through 2009, as well as their Executive VP of Business Strategy from 2002 through 2006.   From 2000 through 2001, Mr. Rothenberg was the VP of Marketing and Business Development for GSI Commerce.  From 1996 through 1999, he was the Manager of Business Development for NBA Properties, a division of the National Basketball Association.  Mr. Rothenberg holds a Bachelor of Science in Biology, from the State University of New York at Stony Brook, May 1993, and has a Masters in Sports Management and Business Administration from Adelphi University, May 1995.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Rothenberg.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K and Item 404(a) of Regulation S-K.

Employment Agreement

In connection with the appointment the Company entered into an employment agreement (the “Employment Agreement”) with Mr. Rothenberg.  Pursuant to the Employment Agreement, Mr. Rothenberg will have an annual base salary of $240,000 and 500,000 shares of the Company’s common stock, with an annual bonus of up towards $100,000 as well as customary benefits including health benefits.  Mr. Rothenberg will also receive a signing bonus of $50,000 for consulting work done for the Company prior to his hire as well as 500,000 shares of stock.

The term for the Employment Agreement is two years, and is automatically extended for one year periods unless terminated by either party not less than 90 days prior to the end of the term. The Company can terminate the agreement at any point for cause, as defined in the Employment Agreement, and without cause.  If termination is without cause, Mr. Rothenberg is entitled to accrued salary plus six months’ severance pay.  The Employment Agreement also contains a six month non-compete clause should Mr. Rothenberg’s employment with the Company end.

A copy of the Employment Agreement is attached to this Current Report on Form 8-K (this “Report”) as Exhibit 10.1.

ITEM 8.01 OTHER EVENTS

New Subsidiary

On January 17, 2012, the Company issued a press release announcing the formation of its wholly-owned subsidiary, OSL Diversity Marketplace, Inc., a copy of which is attached to this Report as Exhibit 99.1.  OSL Diversity Marketplace, Inc. will provide online marketplaces for businesses of all sizes to do business with each other and with Fortune 1000 companies.

Change in President

On January 18, 2012, the Company issued a press release announcing the appointment of Mr. Rothenberg as President, a copy of which is attached to this Report as Exhibit 99.2.

DSMART Technologies

On January 19, 2012, the Company issued a press release announcing that it had entered into a letter of intent with DSMART Technologies (“Dsmart”) to acquire 51% of Dsmart in exchange for $7.5 million in cash and common stock of the Company, a copy of which is attached as Exhibit 99.3.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

Exhibit No.	Description
10.1	Employment Agreement with Robert Rothenberg
99.1	Press Release dated January 17, 2012
99.2	Press Release dated January 18, 2012
99.3	Press Release dated January 19, 2012

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 23, 2012

OSL HOLDINGS INC.

By:	/s/ Eli Feder
Eli Feder Chief Executive Officer